Exhibit 99.1

NEWS RELEASE

For Release:	Immediately

Contact:	Frank H. Boykin, Chief Financial Officer (706) 624-2695
MOHAWK INDUSTRIES, INC. ANNOUNCES
FIRST QUARTER EARNINGS
Calhoun, Georgia, April 29, 2010 — Mohawk Industries, Inc. (NYSE:MHK) today announced 2010 first quarter net earnings of $21 million and diluted earnings per share (EPS) of $0.30 which included a restructuring charge of approximately $4 million primarily related to manufacturing infrastructure. Excluding the restructuring charge, net earnings and EPS would have been $24 million and $0.35 per share, respectively. In the first quarter of 2009, the net loss was $106 million and loss per share was $1.55. Excluding the 2009 charges, net earnings and earnings per share would have been $10 million and $0.14 per share, respectively. Net sales for the first quarter of 2010 were $1,347 million which was a 2% increase from 2009 adjusted net sales or a 1% increase with a constant exchange rate. In the quarter we had four more shipping days or about a 6% impact. Our cash position and liquidity remain strong with over $450 million in cash and a capital structure that supports our business.

     In commenting on the first quarter results, Jeffrey S. Lorberbaum, Chairman and CEO stated, “Our earnings were higher than expected as the economic cycle has bottomed and we had more favorable cost reductions and foreign exchange. Our first quarter sales were flat compared to the fourth quarter due to an improving residential business. During the first quarter, we have introduced innovative new products, enhanced manufacturing and distribution processes, reduced the cost structure and improved quality and productivity throughout the business. We purchased $200 million of our bonds in April that will save cash and improve earnings this year. Both rating agencies upgraded their outlook of Mohawk to stable, in recognition of our strong cash flow and the improving economy.”
     Our Mohawk segment net sales were up 2% compared to adjusted sales last year. The industry is lagging the overall economy as compressed housing prices reduced consumer remodeling. Consumer tests show our SmartStrand Sorona carpets are the softest products available in the market place and are favored by our consumers. Mohawk’s Etchware, part of our bio-based SmartStrand carpet collection, was recently voted the number one carpet choice by retailers in 2010. Restructurings initiated in 2009 in both carpet and backing plants are substantially complete and are generating cost savings in the business. The 4-6% carpet price increase announced in December will be fully implemented in the second quarter. All our raw materials have increased further than we anticipated in the first quarter with commodity and transportation costs continuing to rise. Consistent with past changes in costs, we have recently announced an additional carpet price increase of 5-7% to recover the change in material costs.
     Our Dal-Tile sales were down 5% in the quarter due to the impact of new home construction and the commercial market in the ceramic business. Our market share remains strong and is about five times larger than our nearest competitor. Our Reveal Imaging technology creates random patterns only seen in nature. Using this technology, our new San Michele product offers the industry’s most realistic natural stone visuals and was voted the Best Ceramic Tile by retailers this year. We have updated our stone tile offering with additional products at lower price points to satisfy today’s value conscious customer. In the first quarter, the Mexican ceramic industry turned positive growing 3% and we continued to outpace the industry improving our market share. Process improvements in tile manufacturing have resulted in increased productivity and quality. New investments have increased capacity and reduced costs in color mixing, glaze and trim production.
     Unilin sales improved 14% as reported or 9% on a constant exchange rate. Our operating margin for the quarter was 9% and the EBITDA margin was approximately 21%. Our European business in the period performed better than the fourth quarter even with more severe weather affecting business and difficulty in some local economies. We saw improvements in some Western European markets as well as Russia. In the U.S., business conditions appear to have bottomed and our customers are more optimistic about the future. In Europe, sales of our two meter laminate planks are continuing to grow as a premium alternative. New products using our GenuEdge technology have the most natural wood looks ever introduced in the laminate flooring category. We are testing new printing technology for high end laminate products that do not use a printed paper layer like most products today. Demand for our board products continues to improve and is increasing capacity utilization of our plants. We have implemented price increases on boards during the first quarter but raw materials have escalated faster than our prices. We are continuing to raise board prices further in the second quarter which should improve margins in the future.
     The residential category is expected to improve as we proceed through the year while the commercial business is expected to remain difficult. This year we have already increased prices of carpet, wood flooring, boards and vinyl. We are presently implementing a second price increase in both carpet and board products to offset material inflation but the lag will negatively impact the second quarter. The future periods should improve as we come out of our seasonally slower first quarter. Our second quarter guidance for earnings is $0.60-$0.68 per share which excludes the cost of purchasing our bonds.
     The infrastructure improvements, cost reductions and product innovations we have implemented will benefit us as we move through the year. We are well positioned to take advantage of the economic recovery which is just beginning. Our balance sheet remains strong and our capital structure has ample liquidity to allow financial flexibility. We are committed to deliver sustainable growth and increase the value of our company over the long term.
     Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy costs; timing and level of capital expenditures; integration of acquisitions; rationalization of operations; claims; litigation and other risks identified in Mohawk’s SEC reports and public announcements.
     Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, and rugs. These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step. Mohawk’s unique merchandising and marketing assist our customers in creating the consumers’ dream. Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.
There will be a conference call Friday, April 30, 2010 at 11:00 AM Eastern Time.
The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for
International/Local. Conference ID # 68016043. A conference call replay will also be available until May 14, 2010 by dialing 800-642-1687 for US/local calls and 706-645-9291 for
International/Local calls and entering Conference ID # 68016043.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Operations	Three Months Ended
(Amounts in thousands, except per share data)	April 3, 2010	March 28, 2009

Net sales	$1,347,236	1,208,339
Cost of sales	1,005,990	1,054,650

Gross Profit	341,246	153,689
Selling, general and administrative expenses	287,625	299,573

Operating income (loss)	53,621	(145,884)
Interest expense	33,908	30,184
Other (income) expense, net	(3,799)	2,615

Earnings (loss) before income taxes	23,512	(178,683)
Income tax expense (benefit)	2,974	(72,796)

Net earnings (loss)	$20,538	(105,887)

Basic earnings (loss) per share	$0.30	(1.55)

Weighted-average common shares outstanding — basic	68,523	68,433

Diluted earnings (loss) per share	$0.30	(1.55)

Weighted-average common shares outstanding — diluted	68,730	68,433

Other Financial Information
(Amounts in thousands)
Net cash (used in) provided by operating activities	$(46,192)	37,919

Depreciation and amortization	$76,798	67,680

Capital expenditures	$23,309	27,093

Consolidated Balance Sheet Data
(Amounts in thousands)

	April 3, 2010	March 28, 2009

ASSETS
Current assets:
Cash and cash equivalents	$452,335	136,552
Receivables, net	788,124	784,677
Inventories	932,785	985,463
Prepaid expenses	109,968	128,413
Deferred income taxes and other current assets	160,246	191,516

Total current assets	2,443,458	2,226,621
Property, plant and equipment, net	1,719,051	1,867,072
Goodwill	1,377,518	1,368,552
Intangible assets, net	736,353	799,927
Deferred income taxes and other non-current assets	42,520	25,464

	$6,318,900	6,287,636

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$551,426	137,501
Accounts payable and accrued expenses	859,690	828,397

Total current liabilities	1,411,116	965,898
Long-term debt, less current portion	1,303,437	1,843,612
Deferred income taxes and other long-term liabilities	452,858	486,704

Total liabilities	3,167,411	3,296,214

Total equity	3,151,489	2,991,422

	$6,318,900	6,287,636

Segment Information	As of or for the Three Months Ended
(Amounts in thousands)	April 3, 2010	March 28, 2009

Net sales:
Mohawk	$716,583	594,331
Dal-Tile	341,396	358,478
Unilin	305,880	268,466
Intersegment sales	(16,623)	(12,936)

Consolidated net sales	$1,347,236	1,208,339

Operating income (loss):
Mohawk	$16,628	(179,055)
Dal-Tile	15,395	21,129
Unilin	26,458	14,552
Corporate and eliminations	(4,860)	(2,510)

Consolidated operating income (loss)	$53,621	(145,884)

Assets:
Mohawk	$1,673,264	1,773,447
Dal-Tile	1,568,605	1,662,595
Unilin	2,525,731	2,577,698
Corporate and eliminations	551,300	273,896

Consolidated assets	$6,318,900	6,287,636

Reconciliation of Net Sales to Adjusted Net Sales
(Amounts in thousands)

	Three Months Ended
	April 3, 2010	March 28, 2009

Net sales	$1,347,236	1,208,339
Add: Commercial carpet tile reserve	—	110,224
Less: Exchange rate	16,411	—
Less: Impact of four additional shipping days	88,638	—

Adjusted net sales	$1,242,187	1,318,563

Reconciliation of Segment Net Sales to Adjusted Segment Net Sales
(Amounts in thousands)

	Three Months Ended
	April 3, 2010	March 28, 2009
Mohawk segment

Net sales	$716,583	594,331
Add: Commercial carpet tile reserve	—	110,224

Adjusted net sales	$716,583	704,555

Unilin segment

Net sales	$305,880	268,466
Less: Exchange rate	12,349	—

Adjusted net sales	$293,531	268,466

Reconciliation of Net Earnings (Loss) to Adjusted Net Earnings and Adjusted Diluted Earnings Per Share
(Amounts in thousands, except per share data)

	Three Months Ended
	April 3, 2010	March 28, 2009

Net earnings (loss)	$20,538	(105,887)
Unusual charges:
Add: Commercial carpet tile reserve	—	122,492
Add: FIFO Inventory	—	61,794
Add: Business restructurings	4,004	3,857
Add: Income taxes	(469)	(72,435)

Adjusted net earnings	$24,073	9,821

Adjusted diluted earnings per share	$0.35	0.14
Weighted-average common shares outstanding — diluted	68,730	68,550
Reconciliation of Unilin Segment Operating Income to Unilin Segment EBITDA
(Amounts in thousands)

Three Months Ended
EBITDA reconciliation	April 3, 2010

Operating income	$26,458
Add: Other income	393
Add: Depreciation and amortization	37,748

EBITDA	$64,599

EBITDA margin	21%
Reconciliation of Total Debt to Net Debt
(Amounts in thousands)

Three Months Ended
April 3, 2010
Current portion of long-term debt	$551,426
Long-term debt, less current portion	1,303,437
Less: Cash and cash equivalents	452,335

Net Debt	$1,402,528

Reconciliation of Total Debt and Equity to Total Capitalization
(Amounts in thousands)

Three Months Ended
April 3, 2010
Current portion of long-term debt	$551,426
Long-term debt, less current portion	1,303,437
Total equity	3,151,489

Total Capitalization	$5,006,352

Net Debt to Capitalization	28%

Reconciliation of Operating Income to Adjusted EBITDA
(Amounts in thousands)

					Trailing Twelve
	Three Months Ended				Months Ended
Adjusted EBITDA reconciliation	June 27, 2009	September 29, 2009	December 31, 2009	April 3, 2010	April 3, 2010

Operating income	$74,678	68,071	46,865	53,621	243,235
Add: Other income (expense)	4,622	610	(1,509)	3,799	7,522
Add: Depreciation and amortization	77,062	76,435	81,827	76,798	312,122
Add: Commercial carpet tile reserve	—	—	11,000	—	11,000
Add: Business restructurings	12,060	16,019	29,787	4,004	61,870

Adjusted EBITDA	$168,422	161,135	167,970	138,222	635,749

Net Debt to Adjusted EBITDA	2.2
The Company believes it is useful for itself and investors to review, as applicable, both GAAP and the above non-GAAP measures in order to assess the performance of the Company’s business for planning and forecasting in subsequent periods.